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                                                                    EXHIBIT 99.7


                                   LAVRA, INC.
                          245 FISCHER AVENUE, SUITE D-1
                              COSTA MESA, CA 92626

                                January 16, 1997

Dear Fellow Unitholder:

         As you know, on December 23, 1996, LAVRA, Inc. ("LAVRA"), a wholly owned subsidiary of ARV Assisted Living, Inc. ("ARV"), offered to purchase (the "Offer") any and all units ("Units") in Senior Income Fund, L.P., for cash, at a purchase price of $5.90 per Unit less the amount of distributions per Unit, if any, announced or paid by the Partnership from the date of the Offer. The Purchase Price of $5.90 per Unit is equal to the amount paid to Unitholders that validly tendered Units to the Purchaser during LAVRA's prior offer of $6.50 per Unit ("Prior Offer") after giving effect to a special distribution of $0.60 per Unit made by the Partnership in December, 1996.

         We also want you to know that the General Partner continues to go to great lengths to squash LAVRA's Offer while depleting Partnership resources to protect its own interests. Indeed, in its letter to Unitholders dated January 6, 1997, the General Partner continues its self-serving practice of creating the misimpression that its actions have created value for Unitholders. WE BELIEVE THAT THE GENERAL PARTNER VIEWS LAVRA'S OFFER AS A THREAT TO ITS CONTROL OF THE PARTNERSHIP AND THE PROFITS IT MAY DERIVE.



                     YOU DECIDE FOR YOURSELF - LET'S COMPARE


                                   LAVRA                                      GENERAL PARTNER
                                   -----                                      ---------------

                                                                            Could be more than $5.90?
THE CHOICE              $5.90 Cash (less any distributions)                 Could be less than $5.90?
                                                                            May NOT EVER happen?
-----------------------------------------------------------------------------------------------------------
                        No Transfer Fees                                    Fees to real estate broker(s).
COSTS INVOLVED          No Commissions                                      Fees to the General Partner.
                                                                            Please deduct from above.
-----------------------------------------------------------------------------------------------------------
                        Payment will be made as soon as                     May happen in 6 months?
TIMING                  practicable after January 31, 1997.                 May happen in 1 year?
                                                                            May NOT EVER happen?
-----------------------------------------------------------------------------------------------------------
                                                                            If the sale of properties ever
                                                                            actually occurs, holders can
END RESULT              Holders who tender can reinvest                     reinvest whenever they actually
                        proceeds in more liquid investments.                receive funds.  OR The General
                                                                            Partner is allowed to continue
                                                                            with its current practices.
-----------------------------------------------------------------------------------------------------------

NOW WITH THE UNABRIDGED INFORMATION LAID OUT IN BLACK AND WHITE, WE BELIEVE THERE IS ONLY ONE LOGICAL CHOICE - THE RISK FREE OFFER OF $5.90 PER UNIT BY LAVRA.

         In its correspondence to you, the General Partner states that it has already received an offer to purchase the Partnership's properties. Here again, however, the General Partner says there is UNCERTAINTY that the offer


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will ever result in a sale. The General Partner then speculates that if this offer ever results in a sale, the result will be more cash than LAVRA's offer. Should any holders care to join the General Partner's guessing game, they should ask: Is this more cash before, or after, the General Partner takes its fees and pays fees to a real estate broker? Is there more cash before one accounts for the earnings the Unitholder could have made on the cash they would have received, with 100% certainty, upon acceptance of LAVRA's offer?

         LAVRA and ARV do not apologize for saying they want to manage the Partnership's properties. The General Partner claims to feel that the chance to earn fees motivates this. Ask yourself whether an experienced operator who has a financial stake in long-term gain on the properties won't be more motivated to run them well than a General Partner who stands to make significant fees upon the sale of the properties.

         THE GENERAL PARTNER HAS SQUANDERED PARTNERSHIP RESOURCES ON UNNECESSARY LITIGATION. It has spent the Partnership's money (that is to say, your money) on litigation to prevent LAVRA from communicating directly with you. Ask yourself whether the General Partner has acted in your interest in so strenuously fighting to prevent LAVRA from obtaining the list of the names and addresses of Unitholders - a list which LAVRA is entitled to receive under Delaware law!

                       PLEASE DON'T FORGET THE FOLLOWING!

- LAVRA's Offer of $5.90 per Unit represents the highest price for your Units now available.

-        The General Partner is under no obligation to sell a single property.

- According to the General Partner, LAVRA's Offer is well within its own estimated net asset value range.

- Cash distributions have been poor and the Partnership has performed below the General Partner's original expectations.

- The Purchase Price represents a significant premium over the prices at which Units changed hands before LAVRA's involvement.

-        LAVRA's Offer provides Unitholders with liquidity and reduced risk.

         IN CLOSING, WE HOPE THAT YOU WILL CONSIDER ALL THE INFORMATION AND NOT JUST THE GENERAL PARTNER'S HALF TRUTHS AND MISREPRESENTATIONS. PLEASE REMEMBER, THE GENERAL PARTNER HAS GONE TO GREAT LENGTHS TO SQUASH LAVRA'S OFFER, WHILE AT THE SAME TIME WASTING PARTNERSHIP RESOURCES TO PROTECT ITS OWN ECONOMIC INTERESTS.

         We want to thank those Unitholders who have tendered to us. We are very encouraged by the positive response we continue to receive to our offers. For the many of you who have expressed interest in our Offer, please remember that the LAVRA Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Friday, January 31, 1997. IF YOU HAVE NOT YET TENDERED WE STRONGLY URGE YOU TO TAKE ADVANTAGE OF OUR OFFER. There was some delay in mailing checks from LAVRA's prior offer because the Partnership did not verify the ownership of units as fast as we wanted. Please fill out your letter of transmittal accurately to reduce the chance this will happen again.

         If you have any questions concerning LAVRA's Offer or this letter, we encourage you to call our information agent, Beacon Hill Partners at (800) 854-9486.

LAVRA, INC.

/s/
Gary L. Davidson, President and CEO
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        Unitholders are encouraged to read in its entirety the Offer to Purchase dated December 23, 1996 for more information. Unitholders desiring more information or an additional Letter of Transmittal can contact the Information Agent:


                              Beacon Hill Partners
                                90 Broad Street
                            New York, New York 10004
                                 (800) 854-9486

        The offer expires at 12:00 Midnight, New York City time, on Friday, January 31, 1997, unless the Purchaser in its sole discretion extends the period of time during which the Offer is open. As described in the Offer, the Purchaser has expressly reserved the right to extend the period of time during which the Offer is open for any reason, by giving oral or written notice of the extension to the Depositary prior to the scheduled expiration time. Any extension will be followed as promptly as practicable by a press release or public announcement made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.